LINCOLN REVIVES THE CONTINENTAL NAME AND
INTRODUCES LINCOLN CONTINENTAL CONCEPT USING
RESEARCH FRONTIERS’ PATENTED SPD-SMARTGLASS TECHNOLOGY

Woodbury, New York – March 30, 2015. The Lincoln Motor Company, the luxury automotive brand of the Ford Motor Company revived the Continental name and announced today the introduction of the Lincoln Continental Concept using an SPD-SmartGlass electronically tinting sunroof using patented technology from Research Frontiers Inc. (Nasdaq: REFR). This concept is a preview of an all-new full size sedan coming from Lincoln next year and can be seen at the Lincoln booth at the upcoming 2015 New York International Auto Show, which opens to the press this Wednesday April 1, and to the public April 3-12.

As noted in Lincoln's official press release, "New technology is a hallmark of this vehicle." Ford Motor Company president and CEO Mark Fields said, “The Continental Concept showcases the promise of quiet luxury from Lincoln going forward. It also is a strong indication of what’s to come next year as we introduce our new Lincoln Continental full-size luxury sedan.” Ford highlighted SPD-SmartGlass in this vehicle by saying, "Rear-seat comfort is further highlighted by an SPD-SmartGlass tinting sunroof, which allows passengers to control heat from direct sunlight. With the touch of a button, the glass can cool the vehicle interior by as much as 18 degrees Fahrenheit, while blocking 99 percent of UV rays."

Please see a video of the SPD-SmartGlass tinting sunroof switching on the Lincoln Continental Concept. More links and updated information about the Lincoln Continental Concept and its SPD-SmartGlass sunroof is available on Research Frontiers' SmartGlass.com website and on its social media sites.

Kumar Galhotra, Lincoln's president, noted the importance of benefits to the customer: "Lincoln is different. For us it is more than the machine. It is about what our vehicles do for our clients."

Joseph M. Harary, President and CEO of Research Frontiers Inc., the company which invented the SPD-SmartGlass technology used in the Lincoln Continental variable tint sunroof, noted: "Light is the new luxury and Ford has seen first-hand how sales of panoramic roofs have been embraced by their customers. With large glass roof areas becoming more and more popular in cars today, especially in luxury brands, the need to control the amount of heat, light and glare coming through these panoramic roofs becomes even more important. Lincoln has chosen the best-performing smart glass technology in the world for their Continental Concept. SPD-SmartGlass makes this luxury car, which was so elegantly designed by Lincoln design director David Woodhouse and his team, even more remarkable and comfortable."

SPD-SmartGlass technology has proven itself in many aspects in the automotive industry, from durability and performance, to sales. The Mercedes-Benz MAGIC SKY CONTROL panoramic roof feature using SPD-SmartGlass technology is now in use on tens of thousands of cars around the world. SPD-SmartGlass technology has been put through rigorous durability and performance testing in some of the most extreme conditions on Earth, including testing in the arctic cold of Scandinavia and the blistering desert heat of Death Valley, California.

About the Lincoln Motor Company

The Lincoln Motor Company is the luxury automotive brand of Ford Motor Company, committed to creating compelling vehicles with an exceptional ownership experience to match. The Lincoln Motor Company is in the process of introducing four all-new vehicles through 2016. For more information about the Lincoln Motor Company, please visit media.lincoln.com or www.lincoln.com.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, Linked-In and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. Mercedes-Benz and MAGIC SKY CONTROL are trademarks of Daimler A.G. "Lincoln Continental" is a trademark of the Ford Motor Company.

For further information, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com